Exhibit 99.1
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD ACQUIRES BENSO ROYALTY
FROM FAIRWEST ENERGY CORPORATION
     DENVER, COLORADO. OCTOBER 31, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced the purchase of a 1.5% net smelter return (“NSR”) royalty from FairWest Energy Corporation (“FairWest”) on the Benso gold concession in Ghana for $1.875 million. The Benso concession, controlled by Golden Star Resources Ltd (“Golden Star”), is located approximately 25 miles south of Golden Star’s Wassa mine. Golden Star has reported that, as of June 15, 2007, the project contains 252,000 ounces of proven and probable reserves. The acquisition is subject to certain conditions including the registration of the royalty in Ghana and approval of the transfer of the royalty by the Minister of Lands, Forestry, and Mines of the Republic of Ghana.
     Tony Jensen, Royal Gold’s President and Chief Executive Officer, commented, “We are pleased to add another near term royalty to our development stage portfolio. Golden Star recently announced construction of the road from Benso to the Wassa processing plant and plans to begin haulage of high grade ore from the project in the third quarter of calendar 2008. This new acquisition brings us another royalty in West Africa and will complement our existing portfolio.”
     Golden Star Resources Ltd. (AMEX:GSS; TSX:GSC), a Denver-based company, holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive

     Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America.
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include estimates of proven and probable reserves, near term royalty, the timing of haulage of ore and the registration and transfer of the royalty. In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from projections include, among others, satisfaction of conditions to closing, and precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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